EXHIBIT 23

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-8 Nos. 33-57503, 33-60157, 333-05463, 333-21007, 333-77765, 333-94451, 333-84478 and 333-110541 of our reports dated January 23, 2004, with respect to the consolidated financial statements and schedule of Polaris Industries Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
March 10, 2004